Exhibit 99.1

Synergy Pharmaceuticals Appoints Troy Hamilton as Chief Commercial Officer

New York, N.Y., July 8, 2015 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced that Troy Hamilton has joined the company as Chief Commercial Officer. Mr. Hamilton will be responsible for Synergy’s overall commercial strategy and execution, and will implement marketing, sales, and commercial operations and infrastructure for the U.S. launch of plecanatide.

“There has never been a more exciting time for Synergy than right now and Troy’s appointment strengthens our commitment to putting the highest level leadership in place to best position plecanatide for a successful launch,” said Gary S. Jacob, Ph.D., Chairman and CEO of Synergy. “Troy brings highly relevant and extensive commercial experience from his 19 years at Shire and J&J. We have a great product in plecanatide and Troy provides the creative vision and commercial expertise we need to extract optimal value and drive continued success.”

“I am thrilled to be joining Synergy,” said Troy Hamilton. “The U.S. constipation market is highly energized and the commercial outlook for a product like plecanatide is extremely promising. I look forward to the opportunity of working with the Synergy team to maximize plecanatide’s significant market potential, with the ultimate goal of serving the unmet needs of CIC and IBS-C patients.”

Troy Hamilton has over 19 years of experience in the pharmaceutical industry, with an emphasis on general management, P&L responsibility, commercialization, partnerships, acquisitions, and global product launches in the gastroenterology and primary care markets. Prior to joining Synergy, Mr. Hamilton held multiple commercial leadership roles over a nine year period within Shire Pharmaceuticals’ GI Business Unit. Most recently, he was Vice President, Product Strategy and Commercial Lead, responsible for the GI motility, hepatology, and pipeline products. In this role he also led the GI business development efforts and was involved in all of their recent GI-related company acquisitions. Prior to this, he served as Vice President of GI International Marketing as part of a two year international assignment based in Belgium, and as General Manager for the Inflammatory Bowel Disease franchise globally. Mr. Hamilton joined Shire in 2006 as the Head of US Marketing, leading the successful launch of Lialda® and continued commercialization of Pentasa®. Previously, he spent 10 years at Johnson & Johnson’s Janssen Pharmaceuticals and McNeil Specialty Products in a number of in-house and field-based leadership roles within GI/primary care brand management, strategic planning, new product development, and medical services. Mr. Hamilton holds a BS in Pharmacy and PharmD from the University of the Sciences in Philadelphia and an MBA from St. Joseph’s University.

About Synergy Pharmaceuticals Inc.

Synergy Pharmaceuticals (NASDAQ:SGYP) is a biopharmaceutical company focused on the development of novel therapies to treat GI diseases and disorders. Synergy’s proprietary platform of uroguanylin analogues includes two late-stage clinical assets, plecanatide and dolcanatide (SP-333). Plecanatide is Synergy’s lead uroguanylin analogue currently in pivotal phase 3 development for chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). The company recently announced positive top-line data results from the first of two phase 3 trials with plecanatide for CIC and the second pivotal trial is expected to readout in 3Q 2015. The phase 3 IBS-C program with plecanatide was initiated in December 2014. Dolcanatide has successfully completed a phase 2 study in patients with opioid-induced constipation and is currently being evaluated for the treatment of ulcerative colitis. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Synergy Pharmaceuticals:
Gem Gokmen, 212-584-7610
VP, Investor Relations and Corporate Communications
ggokmen@synergypharma.com